EXHIBIT 10.1








                    ASSET PURCHASE AGREEMENT


                             BETWEEN


                       MEDITE CORPORATION


                               AND


                       ROGUE RESOURCES LLC


                         October 7, 1996


                        TABLE OF CONTENTS

1.  Definitions.................................................1

2.  Basic Transaction...........................................3
     (a)  Purchase and Sale of Assets...........................3
     (b)  Assumption of Liabilities.............................3
     (c)  Purchase Price........................................3
     (d)  The Closing...........................................3
     (e)  Deliveries at the Closing.............................4
     (f)  Adjustments to Purchase Price.........................4
     (g)  Allocation............................................4

3.  Representations and Warranties of the Seller................5
     (a)  Organization of the Seller............................5
     (b)  Authorization of Transaction..........................5
     (c)  Noncontravention......................................5
     (d)  Brokers' Fees.........................................6
     (e)  Legal Compliance......................................6
     (f)  Timberlands...........................................6
     (g)  Contracts.............................................6
     (h)  Litigation............................................7

4.  Representations and Warranties of the Buyer.................7
     (a)  Organization of the Buyer.............................7
     (b)  Authorization of Transaction..........................7
     (c)  Noncontravention......................................7
     (d)  Brokers' Fees.........................................8
     (e)  Financing.............................................8

5.  Pre-Closing Covenants.......................................8
     (a)  General...............................................8
     (b)  Notices and Consents..................................8
     (c)  Operation of Business.................................9
     (d)  Access................................................9
     (e)  Notice of Developments................................9
     (f)  Casualty or Condemnation.............................10

6.   Post-Closing Covenants....................................10
     (a)  General..............................................10
     (b)  Litigation Support...................................10

7.  Conditions to Obligation to Close..........................11
     (a)  Conditions to Obligation of the Buyer................11
     (b)  Conditions to Obligation of the Seller...............12

8.  Remedies for Breaches of this Agreement....................12
     (a)  Survival of Representations and Warranties...........12
     (b)  Indemnification Provisions for Benefit of the Buyer..13
     (c)  Indemnification Provisions for Benefit of the Seller.14
     (d)  Matters Involving Third Parties......................14
     (e)  Determination of Adverse Consequences................15
     (f)  Other Indemnification Provisions.....................15

9.  Termination................................................15
     (a)  Termination of Agreement.............................15
     (b)  Effect of Termination................................16

10.  Miscellaneous.............................................16
     (a)  Press Releases and Public Announcements..............16
     (b)  No Third Party Beneficiaries.........................16
     (c)  Entire Agreement.....................................16
     (d)  Succession and Assignment............................16
     (e)  Counterparts.........................................17
     (f)  Headings.............................................17
     (g)  Notices..............................................17
     (h)  Governing Law........................................18
     (i)  Amendments and Waivers...............................18
     (j)  Severability.........................................18
     (k)  Expenses.............................................18
     (l)  Construction.........................................19
     (m)  Incorporation of Exhibits............................19
     (n)  Allocation of Purchase Price.........................19
     (o)  Bulk Transfer Laws...................................19


                            EXHIBITS

     EXHIBIT A      Form of Assignment
     EXHIBIT B      Form of Assumption
     EXHIBIT C      Allocation Schedule
     EXHIBIT D      Disclosure Schedule
     EXHIBIT F      Valhi, Inc. Guaranty


                            SCHEDULE

     SCHEDULE 1     Acquired Assets Listing
     SCHEDULE 2     Assumed Liabilities Listing
     SCHEDULE 3 Net Merchantable Conifer Volume as of May 31, 1996 ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is entered into as of October 7, 1996, by and between ROGUE RESOURCES LLC, an Oregon limited liability company (the "Buyer"), and MEDITE CORPORATION, a Delaware corporation (the "Seller"). The Buyer and the Seller are referred to individually as a "Party" and collectively as the "Parties."

     This Agreement contemplates a transaction in which the Buyer will purchase the Acquired Assets (as defined below), assume the Assumed Liabilities (as defined below) of the Seller and pay the Seller cash.

     Now, therefore, in consideration of the premises and the mutual promises, representations, warranties, and covenants set forth below, the Parties agree as follows.

     1.  Definitions.


     "Acquired Assets" means all of the right, title, and interest that the

Seller possesses and has the right to transfer in and to all of the assets described on Schedule 1 attached to this Agreement and incorporated herein by this reference, including without limitation all of the Timberlands and timber rights owned by the Seller in Jackson, Josephine and Douglas Counties in the State of Oregon consisting of the parcels described on Schedule 1.


     "Adverse Consequences" means all actions, suits, proceedings, hearings,

investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Applicable Rate" means the "Prime Rate" as identified in the Wall Street

Journal Money Rates section from time to time as the base rate of interest for corporate loans.

     "Assumed Liabilities" means all liabilities and obligations of the Seller described on Schedule 2 attached to this Agreement and incorporated herein by this reference.

     "Business" means the Seller's business operations relating to the

Timberlands and timber rights.

     "Buyer" has the meaning set forth in the preface above.


     "Closing" has the meaning set forth in  Section2(e) below.


     "Closing Date" has the meaning set forth in  Section2(e) below.


     "Confidential Information" means any information concerning the Business and any other businesses and affairs of the Seller and its Subsidiaries that is not already generally available to the public.

     "Disclosure Schedule" has the meaning set forth in Section3 below. "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements

Act of 1976, as amended.

     "Hazardous Substance" means any hazardous substances within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or other hazardous substances regulated under any federal, state or local environmental law, statute, regulation, ordinance, permit or other legal requirement pertaining to the protection of human health or the environment.

     "Indemnified Party" has the meaning set forth in  Section8(d) below.


     "Indemnifying Party" has the meaning set forth in  Section8(d) below.


     "Knowledge" means actual knowledge without independent investigation of the referenced person or, if an entity, the executive officers of the referenced entity and, with respect to Seller, Seller's Chief Forester.

     "Medite Timber" means Medite Timber Acquisitions, Inc., a Delaware corporation.

     "Merchantable Conifer Volume" means that portion of the conifer species on the Timberlands in merchantable grades, excluding both utility and select culls.
     "Ordinary Course of Business" with respect to a Person means the ordinary course of business consistent with that Person's past custom and practice (including, without limitation, with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.


     "Person" means an individual, a partnership, a corporation, an association,

a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in  Section2(c) below.


     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge,

or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Seller" has the meaning set forth in the preface above.


     "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other equity interests, or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other persons performing similar functions with respect to such entity.

     "Third Party Claim" has the meaning set forth in  Section8(d) below.


     "Timberlands" has the meaning set forth in Schedule 1 attached hereto.


     2.  Basic Transaction.


     (a)  Purchase and Sale of Assets.  On the terms and subject to the conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this
 Section2. Seller agrees to convey the Timberlands by statutory warranty deed in the form of Exhibit A.


     (b)  Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Seller not included within the definition of Assumed Liabilities.

     (c)  Purchase Price.  The Buyer agrees to pay to the Seller at the Closing

$125,000,000, subject to adjustment as provided in Section2(f) below (as so adjusted, the "Purchase Price") by delivery of cash in the amount of the Purchase Price payable by wire transfer or delivery of other immediately available funds.

     (d)  The Closing.  The closing of the transactions contemplated by this

Agreement (the "Closing") shall take place at the offices of Haglund & Kirtley,

in Portland, Oregon commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the "Closing Date"); provided, however that the Closing Date shall be no later than October 30, 1996 unless extended by mutual agreement or pursuant to Section5(f) below.

     (e)  Deliveries at the Closing.  At the Closing, (i) the Seller will deliver and, to the extent title to any of the Timberlands remains in Medite Timber, will cause Medite Timber to deliver to the Buyer the various certificates, instruments, and documents referred to in Section7(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in Section7(b) below; (iii) the Seller will execute, acknowledge (if appropriate), and deliver and, to the extent title to any of the Timberlands remains in Medite Timber, will cause Medite Timber to execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments, including real property transfer conveyances in the form attached hereto as Exhibit A, and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel reasonably may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller (A) an assumption in the form attached hereto as Exhibit B and (B) such other instruments of assumption as the Seller and its counsel reasonably may request; and (v) the Buyer will deliver to the Seller the consideration specified in Section2(c) above.

     (f)  Adjustments to Purchase Price.  The Purchase Price will be adjusted as follows: (i) shall be reduced or increased to the extent of the net amount payable by or owed to Seller for use of roads pursuant to the road use agreements identified in Section2(f) of the Disclosure Schedule; and (ii) shall be reduced or increased at a rate of $500 per thousand board feet for net Merchantable Conifer Volume removed or acquired from the Timberlands after May 31, 1996, taking only into account both Merchantable Conifer Volume removed from the Timberlands and Merchantable Conifer Volume acquired after May 31, 1996 in the form of standing timber (with no credit given for growth of standing timber after May 31, 1996). The net Merchantable Conifer Volume as of May 31, 1996 is set forth on Schedule 3 attached hereto. To the extent that any Purchase Price adjustment cannot be finalized at Closing, such adjustment shall be agreed upon as soon as practicable post-Closing and any payments as a result of such adjustment shall be made by the appropriate party to the other party immediately thereafter.

     (g)  Allocation.  The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit C.
     3.  Representations and Warranties of the Seller.  The Seller represents and warrants to the Buyer that the statements contained in this Section3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3), except as set forth in the disclosure schedule attached hereto as Exhibit D and incorporated in this Agreement by this reference (the "Disclosure Schedule").


     (a)  Organization of the Seller.  The Seller is a corporation validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is qualified to do business as a foreign corporation under the laws of the State of Oregon.

     (b)  Authorization of Transaction.  The Seller has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the execution and delivery of this Agreement has been approved by the Seller's Board of Directors. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

     (c)  Noncontravention.  Neither the execution and the delivery of this

Agreement, nor the consummation of the transactions contemplated by this Agreement, will (i) violate any valid constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Seller and the Acquired Assets is subject or any provision of the charter or bylaws of the Seller or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.
To the Knowledge of the Seller, and other than in connection with the provisions of the Hart-Scott-Rodino Act, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d)  Brokers' Fees.  The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement to which the Acquired Assets could be subjected.

     (e)  Legal Compliance.  To the Knowledge of the Seller, the Seller has

complied with all applicable and valid laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole.

     (f)  Timberlands.   Section3(f) of the Disclosure Schedule lists all

Timberlands and other real property that is part of the Acquired Assets. With respect to each such parcel of owned real property, and except for matters which would not have a material adverse effect on the Acquired Assets as a whole:

          (i) the identified owner has good title to the parcel of real property, free and clear of any Security Interest, easement or covenant, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character;

          (ii) there are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and

          (iii) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein.

          (iv) Seller has not entered into any timber deeds or other contracts to sell timber on the Timberlands.
          (v) To the Knowledge of the Seller, no Hazardous Substance has been disposed of, spilled, leaked, or otherwise released on or under the Timberlands or is located on or under the Timberlands except incident to timber operations and activities ancillary thereto.

     (g)  Contracts.   Section3(g) of the Disclosure Schedule lists all written

contracts and other written agreements relating to the Acquired Assets and Assumed Liabilities the performance of which will involve consideration in excess of $10,000. The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in Section3(g) of the Disclosure Schedule (as amended to date).

     (h)  Litigation.   Section3(h) of the Disclosure Schedule sets forth each

instance in which the Acquired Assets or Assumed Liabilities (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not reasonably be expected to involve consideration in excess of $5,000.

     4.  Representations and Warranties of the Buyer.  The Buyer represents and warrants to the Seller that the statements contained in this Section4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section4), except as set forth in the Disclosure Schedule.

     (a)  Organization of the Buyer.  The Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

     (b)  Authorization of Transaction.  The Buyer has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement has been approved by all of the Buyer's Members. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

     (c)  Noncontravention.  Neither the execution and the delivery of this

Agreement, nor the consummation of the transactions contemplated by this Agreement (including, without limitation, the assignments and assumptions referred to in Section2 above), will (i) violate any valid constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its articles of organization and operating agreement or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of the Buyer or any of its Members or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Buyer, and other than in connection with the provisions of the Hart-Scott-Rodino Act, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

     (d)  Brokers' Fees.  The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     (e)  Financing.  Buyer will have, on the Closing Date, all funds necessary to pay the Purchase Price and related fees and expenses, and has, or will have on the Closing Date, the financial capacity to perform all of its other obligations under this Agreement.

     (f) Premerger Notification.  Buyer is not controlled by any other entity as

"control" is defined by the Federal Trade Commission Premerger Notification Rules. Buyer does not have annual net sales or total assets of ten million dollars ($10,000,000) or more for purposes of reportability under the Federal Trade Commission Premerger Notification Rules.
     5.  Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a)  General.  Each of the Parties will use its reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section7 below).

     (b)  Notices and Consents.  Each Party will give any notices to third parties, and each Party will use its reasonable efforts to obtain any third party consents, that the other Party reasonably may request in connection with the matters referred to in Section3(c) and Section4(c) above. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section3(c) and Section4(c) above. Without limiting the generality of the foregoing, each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act or otherwise, will use its reasonable efforts to obtain early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary.

     (c)  Operation of Business.  The Seller will not engage in any practice,

take any action, or enter into any transaction in each case relating to the Timberlands outside the Ordinary Course of Business. Effective on and after the date of this Agreement and continuing until the Closing or termination of this Agreement, the Seller agrees (i) to cease all felling of timber on the Timberlands on or before October 21, 1996, provided however, that removal of felled and bucked timber and felling of timber to complete existing contractual obligations may continue until Closing, and (ii) not to acquire parcels of timberland larger than 500 acres. Seller agrees that all felled and bucked timber shall be removed on or before October 30, 1996. Seller agrees that it will issue appropriate notices to ensure that all agreements or contracts for felling and removal of timber will be terminated, and all operations of all independent contractors shall cease on the Timberlands, on or before October 30, 1996.

     (d)  Access.  The Seller will permit representatives of the Buyer to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to the Acquired Assets or the Assumed Liabilities as Buyer may reasonably request from time to time solely for the purpose of confirming Seller's compliance with Section5(c) above, review of title to the Acquired Assets and review of Bureau of Land Management and United States Forest Service agreements related thereto. The Buyer acknowledges and agrees that it has completed to its satisfaction all of its due diligence in connection with the transactions contemplated by this Agreement. The Buyer will treat and hold as such any Confidential Information it receives from the Seller in the course of the reviews contemplated by this Section5(d), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to the Seller all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

     (e)  Notice of Developments.


          (i) The Seller may elect at any time to notify the Buyer of any development causing a breach of any of its representations and warranties in Section3(e)-(h) above. Unless the Buyer has the right to terminate this Agreement pursuant to Section9(a)(ii) below by reason of the development and exercises that right within the period of ten (10) business days referred to in
 Section9(a)(ii) below, the written notice pursuant to this Section5(e)(i) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

          (ii) Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section3(a)-(d) and, Section4 above. No disclosure by any Party pursuant to this Section5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation or breach of warranty.

     (f)  Casualty or Condemnation. In the event any insured loss, destruction,

casualty or damage occurs to the Acquired Assets after the date of this Agreement, but before Closing, or in the event condemnation action is instituted on part or all of the Acquired Assets after the date of this Agreement, but before Closing, then Seller shall assign to Buyer at Closing all proceeds from such policies or condemnation action, and there shall be no adjustment in the Purchase Price. In the event any uninsured loss or damage occurs to the Acquired Assets after the date of this Agreement, but before Closing, which involves more than 10% of the aggregate Merchantable Conifer Volume on the Timberlands when such event occurs, either Seller or Buyer shall have the right to terminate this Agreement by written notice to the other party. If neither Buyer nor Seller elects to terminate this Agreement in such event, or if the uninsured loss or damage involves less than 10% of the aggregate Merchantable Conifer Volume on the Timberlands, the Parties agree to reduce the Purchase Price by the sum of the following amounts: (i) $500 per acre of pre-merchantable timber lost or damaged, plus (ii) an amount calculated by multiplying the Purchase Price by the percentage of the aggregate Merchantable Conifer Volume on the Timberlands lost or damaged as of the date of the event.

     6.   Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

     (a)  General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, including without limitation, any conveyance to Buyer of the timberlands and timber rights intended to be sold to Buyer pursuant to this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section8 below).

     (b)  Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of Seller and its Subsidiaries, the other Party shall cooperate with it and its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section8 below).

     7.  Conditions to Obligation to Close.


     (a)  Conditions to Obligation of the Buyer.  The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section3 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;
          (iv) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section7(a)(i)-(iii) is satisfied in all respects;

          (v) Valhi, Inc., the Seller's indirect stockholder, shall have executed and delivered to the Buyer the Guaranty in the form of Exhibit F attached hereto; and

          (vi) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller, its Subsidiaries, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section3(c) and Section4(c) above;

          (vii) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section7(a) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of the Seller.  The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:
          (i) the representations and warranties set forth in Section4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

          (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section7(b)(i)-(iii) is satisfied in all respects;

          (v) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller, its Subsidiaries, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section3(c) and Section4(c) above;

          (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section7(b) if it executes a writing so stating at or prior to the Closing.

     8.  Remedies for Breaches of this Agreement.


     (a)  Survival of Representations and Warranties.   All of the

representations and warranties of the Buyer and the Seller in this Agreement and, with respect to the Seller, in the assignment documents transferring to Buyer the Seller's interest in the Acquired Assets (including without limitation, any statutory warranty deeds executed and delivered by Seller), shall survive the Closing (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty contained in Section3 or Section4 above at the time of Closing) and continue in full force (i) with respect to the representations of the Seller in Section3(e) - (h) above and in the assignment documents transferring to Buyer the Seller's interest in the Acquired Assets (including without limitation, any statutory warranty deeds executed and delivered by Seller), for a period of twenty (20) months after the Closing at which time such representations and warranties shall be null and void and cease to be of any effect whatsoever, and (ii) with respect to all other representations and warranties of Buyer and Seller, in effect forever thereafter (subject to any applicable statutes of limitations).
     (b)  Indemnification Provisions for Benefit of the Buyer.


          (i) Subject to the limitations contained in Section8(b)(iii), in the event the Seller breaches any of its representations in Section3 or in the assignment documents transferring to Buyer the Seller's interest in the Acquired Assets (including without limitation, any statutory warranty deeds executed and delivered by Seller) or the Seller breaches any of its covenants contained in Section6 above, the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification caused proximately by the breach, provided however, that the indemnity in this Subsection (i) shall not apply at all to matters disclosed on the Disclosure Schedule, to matters which Buyer knew or had reason to know at the time of the Closing, to matters for which Buyer is indemnifying Seller as provided in this Agreement or to any claims arising after the Seller's representations and warranties become null and void. Solely for purposes of the Seller's indemnification obligations under this Subsection (i), any representation or covenant of Seller in Section3 and Section6 which includes the term "material adverse effect" shall be construed as if such term instead were "effect" without any additional qualification.

          (ii) The Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer caused proximately by any liability of the Seller which is not an Assumed Liability.

          (iii) Seller's indemnification obligation to the Buyer pursuant to Subsection (i) shall not exceed $1,500,000 million in the aggregate. Buyer agrees that it will not seek indemnification for any claim under Subsection (i) unless such claim has a value greater than $25,000. Buyer agrees that it will not seek indemnification for any claim under Subsection (i) unless the aggregate of all claims under Subsection (i) will result in loss to Buyer in excess of $250,000 in the aggregate, provided however, that once such threshold is exceeded, Seller shall indemnify Buyer for all such claims from the first dollar of claims up to the $1,500,000 limitation specified above.

     (c)  Indemnification Provisions for Benefit of the Seller.


          (i) Subject to the limitations contained in Section8(c)(iii), in the event the Buyer breaches any of its representations in Section4 above or any of its covenants contained in Section6 of this Agreement, the Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification caused proximately by the breach. Solely for purposes of the Buyer's indemnification obligations under this Subsection (i), any representation or covenant of Buyer in Section3 and Section6 which includes the term "material adverse effect" shall be construed as if such term instead were "effect" without any additional qualification.

          (ii) The Buyer agrees to indemnify the Seller from and against any Adverse Consequences the Seller shall suffer caused proximately by any liability which is an Assumed Liability.

          (iii) Seller agrees that it will not seek indemnification for any claim under Subsection (i) unless such claim has a value greater than $25,000.
     (d)  Matters Involving Third Parties.


          (i)  If any third party shall notify any Party (the "Indemnified

Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying

Party") under this  Section8, then the Indemnified Party shall promptly (and in any event within ten (10) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

          (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

          (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

          (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

     (e)  Determination of Adverse Consequences. The Parties shall make appropriate adjustments for tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section8. All indemnification payments under this Section8 shall be deemed adjustments to the Purchase Price.

     (f)  Other Indemnification Provisions.  The indemnification provisions in this Section8 are the sole remedy any Party may have for breach of representation, warranty, or covenant.

     9.  Termination.


          (a)  Termination of Agreement.  The Parties may terminate this

Agreement as provided below:

               (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing in the event (A) the Seller has within the then previous ten (10) business days given the Buyer any notice pursuant to Section5(e)(i) above and (B) the development that is the subject of the notice has had a material adverse effect upon the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole or, when combined with similar prior notices, has a cumulative material adverse effect upon the financial condition of the Acquired Assets and Assumed Liabilities taken as a whole.

               (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in Section3(d)-(h) above) in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before October 30, 1996 by reason of the failure of any condition precedent under Section7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

               (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before October 30, 1996 by reason of the failure of any condition precedent under Section7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

               (v) the Seller or Buyer may terminate this Agreement by giving written notice to the other party pursuant to Section5(f).
     (b)  Effect of Termination.  If any Party terminates this Agreement pursuant to Section9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section5(d) above shall survive any such termination.

     10.  Miscellaneous.


     (a)  Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party or any affiliate of such Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the Party which intends, or which has an affiliate that intends, to issue such press release or make such public announcement will advise the other Party prior to making the disclosure and provide the other Party opportunity to comment upon the release or announcement).

     (b)  No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     (c)  Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d)  Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

     (e)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f)  Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g)  Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:
     If to the Seller:        Medite Corporation

                         Three Lincoln Centre, Suite 1700
                         5430 LBJ Freeway
                         Dallas, TX  75240-2697
                         Attention: President
                         Tel:  972-233-1700
                         Fax: 972-239-0142

     Copy to:            James L. Palenchar

                         Bartlit Beck Herman Palenchar & Scott
                         511 16th Street, Suite 500
                         Denver, CO 80202
                         Tel:  303-592-3100
                         Fax: 303-592-3140

     If to the Buyer:         Rogue Resources, LLC

                         101 East Broadway, Suite 305
                         Eugene, OR 97401-3177
                         Attention:  Paul Farkas
                         Tel:  541-686-1040
                         Fax: 541-686-9673

     Copy to:            Michael E. Haglund

                         Haglund & Kirtley LLP
                         One Main Place
                         101 S. W. Main, Suite 1800
                         Portland, OR 97204
                         Tel:  503-225-0777
                         Fax: 503-225-1257

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     (h)  Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Oregon without giving effect to any choice or conflict of law provision or rule (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon.

     (i)  Amendments and Waivers.  No amendment of any provision of this

Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.
     (j)  Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k)  Expenses.  Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing sentence, (i) Seller shall bear the costs of owner's title insurance policies insuring Buyer's title to the Timberlands in an aggregate amount not to exceed the Purchase Price; (ii) Buyer shall bear the costs of any special title insurance endorsements requested by Buyer and any and all transfer taxes, including without limitation any use or sales taxes, associated with the sale of the Acquired Assets or the assumption of the Assumed Liabilities. Escrow and other closing costs will be divided equally between Seller and Buyer. Real estate taxes and any other customary prorations shall be made as of the Closing Date.

     (l)  Construction.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.
     (m)  Incorporation of Exhibits. The Exhibits and any annexes and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n)  Allocation of Purchase Price.  The Buyer and the Seller will cooperate in the preparation and filing of Form 8594.

     (o)  Bulk Transfer Laws.  The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

                              *****



IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                         ROGUE RESOURCES LLC, an Oregon limited liability
company

                           By: Coast Range Resources LLC

                              By: Lone Rock Timber Co., managing member

                              By:
                                 ----------------------------------
                                   Howard F. Sohn, President

                            By:  Superior Lumber Co.

                              By:
                                 ----------------------------------
                                   Steven D. Swanson, Vice President

                           By: Indian Hill Limited Partnership

                              By:
                                 ----------------------------------
                                   Lewis N. Krauss, general partner

                           By: Silver Butte Timber Co.

                              By:
                                 ----------------------------------
                                   David Johnson, President

                           By: C&D Lumber Co.

                              By:
                                 ----------------------------------
                                   Everett P. Johnson, President

                         MEDITE CORPORATION, a Delaware corporation

                         By:
                             ----------------------